Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2010 Results

- Net Earnings More Than Double on a 3.5% Comparable Store Sales Increase -

PHILADELPHIA — December 6, 2010 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the third quarter and nine months ended October 30, 2010.

Third Quarter

Sales

Sales for the third quarter of fiscal 2010 increased by $23.7 million, or 5.0%, to $496.4 million from $472.6 million for the third quarter of fiscal 2009. Comparable store sales increased 3.5%, consisting of a 1.9% comparable service revenue increase and a 3.9% comparable merchandise sales increase. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) increased 3.0%, while comparable retail sales (DIY and Commercial) increased 4.0%.

Earnings

Net earnings for the third quarter of fiscal 2010 more than doubled to $5.7 million ($0.11 per share) from $2.1 million ($0.04 per share) recorded in the same period last year.

Nine Months

Sales

Sales for the first nine months of fiscal 2010 were $1,511.3 million, as compared to $1,458.0 million for the first nine months of fiscal 2009. Comparable store sales increased 2.2%, consisting of increases of 0.4% in comparable service revenue and 2.7% in comparable merchandise sales. Re-categorizing sales (see above), comparable service center revenue increased 1.3%, while comparable retail sales increased 3.0%.

Earnings

Net earnings for the first nine months of fiscal 2010 increased to $28.3 million ($0.53 per share) from the $20.8 million ($0.40 per share) recorded in the same period last year. The 2010 results include, on a pre-tax basis, a net benefit of $2.6 million comprised of a $2.6 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual offset by a $1.0 million asset impairment charge. The 2009 results included, on a pre-tax basis, a net benefit of $5.9 million, consisting of a $6.2 million gain resulting from bond repurchases, a $1.3 million gain from sale leaseback transactions, a $1.0 million reduction of an inventory related accrual and a $0.7 million gain from an insurance settlement partially offset by a $3.3 million asset impairment charge.

Commentary

“Our third quarter results reflect sales growth, improved overall gross margin rate and operating expense leverage, which is consistent with our long-range goal of achieving a mid-to-high single-digit operating margin,” said President and CEO Mike Odell. “Our knowledgeable and enthusiastic associates and compelling tire, service and DIY offerings are delivering increases in comparable store sales and customer counts, while our disciplined spending ensures that those sales translate into improved profitability. We also opened an additional six Service & Tire Centers and two Supercenters during the quarter and remain on target to open 35 new locations this year while simultaneously refining our operating model.”

Added CFO Ray Arthur: “We continue to improve our cash flow and balance sheet, which has led to the recent upgrade of our debt ratings by Standard & Poor’s.”

Pep Boys has more than 6,100 service bays within over 600 stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling (800) PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the third quarter will be broadcast live on Tuesday, December 7 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of December 7 on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, (215) 430-9720

Media Contact: Alex Spooner, (215) 430-9588

Internet: http://www.pepboys.com